EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports That Sonabank Has Moved Its Headquarters to McLean, Virginia and Has Converted to a State Charter

MCLEAN, Va., Jan. 5, 2009 (GLOBE NEWSWIRE) -- Georgia S. Derrico, Chairman and CEO of Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), announced today that Sonabank has moved its headquarters to McLean, Virginia and has changed from a nationally chartered bank to a state chartered bank.

The relocation of the headquarters to McLean reflects the fact that since its founding in Charlottesville, Sonabank acquired a bank with branches in McLean, Reston, and Fairfax, took over a de novo with two branches in Leesburg and established a de novo on its own in Warrenton. As a result, six of eight of Sonabank's branches are now in Northern Virginia, and the Board felt that the headquarters location should reflect that fact.

According to Ms. Derrico, going forward, Sonabank will be regulated by the State Corporation Commission of the State of Virginia and the Federal Reserve Bank of Richmond. A fundamental part of the United States financial system is the ability of a depository institution to change charters when it determines that such a change is in the best interests of its shareholders, its customers, and the communities it serves.

In Sonabank's case, all of the communities it currently serves are located in the State of Virginia. Sonabank has no lending programs outside Virginia. Moreover, the change should save the company in excess of $35,000 in regulatory fees per year.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

CONTACT:  Southern National Bancorp of Virginia Inc.
          R. Roderick Porter, President
          202-464-1130 ext. 2406
          Fax: 202-464-1134
          www.sonabank.com